UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Citi Trends, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

April 26, 2023

Dear Citi Trends Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., Eastern Time, on June 9, 2023. We will conduct our Annual Meeting in a virtual format, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2023. We have designed the format of the virtual meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the meeting. Please act as soon as possible to vote your shares. You may vote your shares on the internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the annual meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your continued support.

Very truly yours,

Peter R. Sachse
Executive Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 9, 2023

To Citi Trends Stockholders:

You are cordially invited to attend the virtual annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held on June 9, 2023, at 9:00 a.m., Eastern Time. This will be a virtual meeting only, via live audio webcast at www.virtualshareholdermeeting.com/CTRN2023. Please note that there is no in-person annual meeting for you to attend.

The Annual Meeting is being held for the following purposes:

1.	To elect the nine nominees named in the proxy statement to the board of directors to serve as directors whose terms will expire at the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in the proxy statement;
3.	To vote on a non-binding, advisory resolution with respect to the frequency of future advisory votes on our named executive officer compensation
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024; and
5.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 13, 2023, the record date for the Annual Meeting.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/CTRN2023 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

On April 26, 2023, we expect to release the proxy materials to our stockholders and to send these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal 2022 Annual Report, and how to vote through the Internet or by telephone. All stockholders who do not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of our proxy materials by mail.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the virtual-only meeting, please take a few minutes now to vote your shares as described in the Notice of Internet Availability of Proxy Materials or your proxy card so that your shares may be represented and voted at the Annual Meeting. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

David N. Makuen
Chief Executive Officer
April 26, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 9, 2023: The Proxy Statement and our 2022 Annual Report are available at https://ir.cititrends.com/annual-meeting

2023 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide an overview of the items presented in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2023 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	June 9, 2023; 9:00 a.m. Eastern Time
Means:

Via live audio webcast at www.virtualshareholdermeeting.com/CTRN2023. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number.

Record Date:	Stockholders as of the close of business on April 13, 2023 are entitled to vote.
Attendance:	Please see the instructions on page 4 of this proxy statement.

Meeting Agenda and Voting Matters

		Board's Voting	Page
Proposal		Recommendation	Reference
1	Election of Directors	FOR ALL nominees	8
2	Advisory Vote to Approve Executive Compensation	FOR	42
3	Advisory vote on the Frequency of Future Advisory Votes on Executive Compensation	1 YEAR	43
4	Ratification of Independent Registered Public Accounting Firm Appointment	FOR	48

– PROPOSAL 1 –

Director Nominees for Election

		Director			Other Current
Name and Principal Position	Age	Since	Independent	Committees	Public Co. Boards
Brian P. Carney	62	2007	Yes	AC (Chair), CC	0
Jonathan Duskin	55	2017	Yes	AC, CC, CSR	0
David N. Makuen	55	2020	No	—	0
Peter R. Sachse	65	2019	No	—	0
Kenneth D. Seipel	62	2019	Yes	NCGC (Chair), AC	0
Laurens M. Goff	50	2013	Yes	CC (Chair), NCGC	0
Margaret L. Jenkins	71	2017	Yes	CSR (Chair), NCGC	1
Christina Francis	54	2021	Yes	CC, CSR	0
Cara Sabin	53	2021	Yes	AC, NCGC	0

AC: Audit Committee	CC: Compensation Committee
NCGC: Nominating and Corporate Governance Committee	CSR: Corporate Social Responsibility Committee

Attendance:	Each director nominee who is currently a Board member attended at least 80% of the eligible board and committee meetings in 2022.

Corporate Governance Highlights:

Board of Directors:

•

Board composed of a super-majority of independent directors

•

Separate roles for Chairman and Chief Executive Officer

•

Annual election of directors

•

Majority voting standard for uncontested director elections

•

Diverse board of directors in terms of background, professional experience and skills

•

Recent board refreshment with seven new directors since 2017, including the addition of two new directors in 2021, each of whom adds to the experience and diversity of the board of directors

•

Average tenure of our board of directors is 5.5 years

•

Independent directors meet regularly in executive session without management present

•

Committees composed entirely of independent directors

• Annual self-evaluations for board of directors and committees ● Risk oversight by full board of directors and committees

Stockholder Interest:

•

Majority voting standard for uncontested director elections

•

Annual advisory vote to approve executive compensation

•

Annual vote to ratify independent auditors

•

Company policy against hedging, short-selling and pledging by directors, officers and employees

Corporate Social Responsibility Highlights:

•

Corporate Social Responsibility Committee of our board of directors oversees the Company’s policies, initiatives and strategies with respect to environmental, social and governance matters

•

Management-level Corporate Social Responsibility Task Force that reports to the Corporate Social Responsibility Committee of our board of directors on corporate social responsibility topics and policies, risks, trends and performance

•

CITIcares (“cares” – Citi Trends Against Racism Employee Solutions) Council

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 98%, 99% and 97% of the votes cast in each of 2022, 2021 and 2020, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 24 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•

Stock ownership guidelines have been adopted for the Company’s executive officers.

•

A compensation clawback policy is applicable to the Company’s executive officers.

•

A significant portion of named executive officer compensation is performance-based.

•

The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•

No excise tax gross-ups are provided.

•

Executive officers are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•

We have never repriced underwater stock options.

•

We do not pay dividends on unvested stock awards.

– PROPOSAL 3 –

Advisory Vote on the Frequency of Future Advisory Votes on our Named Executive Officer Compensation

We are requesting that our stockholders vote, on an advisory basis, the frequency with which we should seek the advisory say-on-pay vote on our named executive officer compensation.

At each of the 2011 and 2017 annual meetings of stockholders, our stockholders voted in favor of holding an advisory say-on-pay vote on named executive officer compensation.  Taking the results of these votes into consideration, our board of directors determined that an advisory say-on-pay vote should be held annually, and we have continued to hold an advisory say-on-pay vote at each annual meeting.

– PROPOSAL 4 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024. The following table shows the fees billed for audit and other services provided to the Company by Deloitte & Touche LLP for fiscal 2022 and 2021:

Type of Fees	2022	2021
Audit Fees (1)	$1,015,000	$742,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,015,000	$742,000

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2022 and 2021.

CITI TRENDS, INC.
104 Coleman Boulevard
Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on June 9, 2023

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 9, 2023. This proxy statement, the accompanying form of proxy card and the annual report to stockholders are first being made available to our stockholders on or about April 26, 2023.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” and the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

When and how will the virtual-only annual meeting be held?

The annual meeting will be held on Friday, June 9, 2023 at 9:00 a.m., Eastern Time. The annual meeting will be a completely virtual meeting, which will be conducted via live webcast. You will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting, including the ability to vote your shares electronically and submit questions to be addressed during the meeting.

You will be able to attend the annual meeting online by visiting www.virtualshareholdermeeting.com/CTRN2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to most of our stockholders electronically via the internet, instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice of Internet Availability of Proxy Materials for requesting such materials.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice of Internet Availability of Proxy Materials or set of proxy materials, please submit your proxy by phone, via the internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are as follows:

(1)	The election of the nine nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2024 and until their successors are duly elected and qualified (“Proposal 1”);
(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”);
(3)	A non-binding, advisory resolution with respect to the frequency of future advisory votes on our named executive officer compensation (“Proposal 3”); and
(4)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (“Proposal 4”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR ALL” of the board of directors’ nominees named in this proxy statement to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, (iii) “1 YEAR” for the non-binding, advisory resolution on the frequency of future advisory votes on our named executive officer compensation and (iv) “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 13, 2023, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 13, 2023, there were a total of 8,313,347 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, the latter of which is available on our website at http://www.cititrends.com, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the annual meeting. For the non-binding, advisory resolution with respect to the frequency of future advisory votes on our named executive officer compensation, the option regarding the frequency of such votes (every 1 year, every 2 years or every 3 years) that receives the highest number of votes will be the frequency recommendation selected by stockholders.

How many votes must be present to hold the annual meeting?

We will hold the annual meeting of stockholders if the number of shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting virtually. One-third of the shares of common stock outstanding and entitled to vote at the meeting, present at the virtual meeting or by proxy, will constitute a quorum. Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum.

How do I vote?

If you received a Notice of Internet Availability of Proxy Materials, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

Although we encourage you to vote by proxy over the internet or by telephone prior to the annual meeting to ensure that your vote is counted, you can attend the virtual only annual meeting and vote your shares electronically if you are a stockholder of record on the record date by visiting www.virtualshareholdermeeting.com/CTRN2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions obtained in the manner prescribed by your nominee. If your shares are held in “street name,” then you may vote your shares electronically at the virtual annual meeting only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

How will your shares be voted?

If you properly complete your proxy card and send it to the Company prior to the vote at the annual meeting, or submit your proxy electronically by internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors: (i) “FOR” each of the nominees named in this proxy statement to serve as directors until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified, (ii) “FOR” the approval of the compensation of our named executive officers for 2023, (iii) “1 YEAR” for the non-binding, advisory resolution on the frequency of future advisory votes on our named executive officer compensation, and (iv) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

What if other matters come up at the annual meeting?

The only matters on which we know will be voted at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say-on-pay”), Proposal 3 (“say on frequency”) and Proposal 4 (ratification of the appointment of Deloitte & Touche LLP). If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

●	change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Time, on June 8, 2023, the day before the annual meeting;
●	provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, at or before the annual meeting; or
●	attend the virtual annual meeting and vote your shares electronically — note that virtual attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

What is the difference between a “stockholder of record” and a “beneficial owner of shares held in street name?”

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

What happens if I do not return a proxy or do not give specific voting instructions?

If you are a stockholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the virtual annual meeting to vote them electronically. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the appointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and for which a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for the purpose of voting on proposals depends on the voting standard for the particular proposal.

Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 (election of directors), Proposal 2 (“say-on-pay”), Proposal 3 (“say on frequency”) or Proposal 4 (ratification of the appointment of Deloitte & Touche LLP). No broker non-votes are expected in connection with Proposal 4.

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

Who will count the votes?

Broadridge will tabulate the votes.

Can I ask questions at the annual meeting?

Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the annual meeting, beginning shortly before the start of the annual meeting at 8:45 a.m. Eastern Time, and during the annual meeting, by logging in with the 16-digital control number at www.virtaulshareholdermeeting.com/CTRN2023. If you lose your control number, you may join the annual meeting as a “Guest” but you will not be able to ask questions.

Our moderators will review questions received. We will answer questions during the virtual annual meeting that are pertinent to the Company as time permits. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

If we are unable to answer your question during the annual meeting due to time constraints, you are encouraged to contact our Investor Relations department at CitiTrendsIR@icrinc.com.

Who pays for the Company’s solicitation of proxies?

We will reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors: Brian P. Carney, Jonathan Duskin, Christina Francis, Laurens M. Goff, Margaret L. Jenkins, David N. Makuen, Cara Sabin, Peter R. Sachse and Kenneth D. Seipel. In accordance with the Company’s bylaws and certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine.

Our board of directors has nominated nine persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2024 or until an earlier resignation or retirement or until their successors are elected and qualified to serve. It is intended that the persons named as proxies on the proxy card will vote to elect the nominees listed below unless otherwise directed or unless authority to vote is withheld.

The nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected. However, if any nominee named herein is unable to serve or for good cause will not serve as a director at the annual meeting, it is intended that shares represented by the proxy card will be voted for the election of the other nominees named below and may be voted for any substitute nominee designated by our board of directors or, in lieu thereof, our board of directors may reduce the number of directors in accordance with the Company’s Third Amended and Restated Bylaws.

Nominees for Election as Directors

Brian P. Carney. Mr. Carney, age 62, has served as a director since 2007 and is Chairperson of the Audit Committee and a member of the Compensation Committee. Mr. Carney served as the Chairman of our board of directors from June 2019 to March 2020. Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of Southeastern Grocers, Inc., a grocery retailer, a position he has held since 2005. Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 15, 2018, Southeastern Grocers, LLC, entered into a Restructuring Support Agreement with a group of creditors collectively holding 80% of its unsecured notes and its private equity sponsor regarding the terms of a comprehensive financial restructuring. Under the terms of the agreement, Southeastern Grocers, LLC filed pre-packaged plans of reorganization and commenced voluntary cases under Chapter 11 of the U.S. Bankruptcy Code. On May 31, 2018, Southeastern Grocers, Inc. announced that it had successfully completed its financial restructuring and emerged from Chapter 11.

Mr. Carney’s financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends, qualifies him to serve on our board of directors.

Jonathan Duskin. Mr. Duskin, age 55, has served as a director since 2017 and is a member of the Audit Committee, the Compensation Committee and the Corporate Social Responsibility Committee. Since March 2020, Mr. Duskin has served as the lead independent director of our board of directors. Since July 2009, Mr. Duskin has served as the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. From 2005 to 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, and from 2002 to 2005, Mr. Duskin served as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin served as a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin previously served on the boards of directors of Christopher & Banks Corporation, The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc.

Mr. Duskin’s considerable business, financial services and retail investment expertise, provision of financial services to a variety of public and private companies, prior service on the boards and committees of public companies and familiarity with the retail industry qualify Mr. Duskin to serve on our board of directors.

Christina Francis. Ms. Francis, age 54, has served as a director since 2021 and is a member of the Compensation Committee and the Corporate Social Responsibility Committee. Ms. Francis brings more than 20 years of corporate and agency marketing experience across traditional and social media platforms. Since 2019, Ms. Francis has served as the President of Magic Johnson Enterprises where she is responsible for managing day-to-day operations, including strategy, business development and oversight of ownership properties and partnerships. Ms. Francis joined Magic Johnson Enterprises in 2014 as Senior Vice President of Marketing and Communications. Prior to that, she served as Vice President of Marketing and Events for NFL Players Inc. Ms. Francis has also served on the board of her alma mater Xavier University of Louisiana.

Ms. Francis’ extensive marketing, communications and management experience described above, makes her well qualified to serve on our board of directors.

Laurens M. Goff. Mr. Goff, age 50, has served as a director since 2013 and is Chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm founded in 2010 that is focused on investing in private companies in the lower middle market. Mr. Goff began his career in the investment banking division of Furman Selz LLC. He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends prior to its initial public offering in 2005.

Mr. Goff’s extensive business and financial experience described above, as well as his knowledge of Citi Trends attained from serving as a director and through his role at Hampshire where Citi Trends was a portfolio holding prior to the Company’s initial public offering, qualifies him to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 71, has served as a director since 2017 and is Chairperson of the Corporate Social Responsibility Committee and a member of the Nominating and Corporate Governance Committee. Ms. Jenkins is a retired executive with extensive background in advertising and marketing, having served as the Chief Marketing Officer of Denny’s restaurants, and was the Chief Marketing Officer of El Pollo Loco restaurants. Ms. Jenkins also held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Her career in advertising included account management work on brands such as McDonald’s, Sunny Delight Beverages and the Atlantic Richfield Company. Ms. Jenkins was an independent director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 through May 2014. She joined the board of directors of Kohl’s Corp., an omnichannel retailer, in May 2021 and is a member of its audit committee. Ms. Jenkins is the chair of the board of directors of Prisma Health-Upstate, one of the largest health care providers in the Southeast.

Ms. Jenkins’ extensive marketing, advertising and management experience described above, as well as her performance as a director on boards of both public and not-for-profit companies, qualifies her to serve on our board of directors.

David N. Makuen. Mr. Makuen, age 55, has served as a director since 2020. Since March 2020, Mr. Makuen has served as the Chief Executive Officer of the Company. Previously, Mr. Makuen spent over eight years in various positions at Five Below, Inc., a publicly-traded specialty value retailer (“Five Below”), including as Executive Vice President, Marketing and E-commerce since September 2019, as Executive Vice President, Marketing and Strategy from November 2017 to August 2019, and as Senior Vice President, Marketing from 2011 to 2017. Prior to his work with Five Below, Mr. Makuen was the owner and President of Fresh Life Foods, LLC, a food service business, from 2009 to 2011. Previously, Mr. Makuen served as Vice President, Marketing for Eddie Bauer, LLC, a clothing retailer, from 2005 to 2009.

Mr. Makuen’s years of experience in the retail industry and his role as the Chief Executive Officer of the Company make him well qualified to serve on our board of directors.

Cara Sabin. Ms. Sabin, age 53, has served as a director since 2021 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Sabin has more than 20 years of general management, business strategy, marketing, digital and innovation experience. She currently serves as the CEO of Sundial Brands, a Unilever company, recognized for its innovative use of high quality and culturally authentic ingredients in brands such as SheaMoisture, Nubian Heritage, Nyakio and Madam CJ Walker Beauty Culture. Prior to Sundial Brands, she held various marketing management positions at Clinique and NARS Cosmetics. Earlier in her career, Ms. Sabin held positions at Johnson & Johnson, L’Oreal and Capital One Financial. Ms. Sabin serves on the Board of Visitors for Duke University’s Fuqua School of Business; Board of Trustees for the Alvin Ailey Dance Theater; and the Executive Committee and Board of the Ad Council. She is also a member of Delta Sigma Theta Sorority, Inc.

Ms. Sabin’s substantial general management, business strategy, marketing, digital and innovation experience make her well qualified to serve on our board of directors.

Peter R. Sachse. Mr. Sachse, age 65, has served as a director since 2019. Since March 2020, he has served as the Executive Chairman of our board of directors. He has served as Director at the Sachse Family Fund, an early stage investor in digital startups since March 2017. Previously, Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015 and Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007). Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse has served as the Co-Chief Executive Officer of Tailored Brands, Inc., an omnichannel specialty retailer of menswear, since March 2022, after previously serving as the Interim Co-Chief Executive Officer from March 2021, and as a director since February 2021.

Mr. Sachse has served as a director of Mattress Firm since February 2019, and previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, from February 2010 until December 2018 and from October 2006 through April 2007, and as an observer to the board from April 2007 to February 2010. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands, from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marché, a department store chain launched in Seattle.

Mr. Sachse’s substantial experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry make him well-qualified to serve on our board of directors.

Kenneth D. Seipel. Mr. Seipel, age 62, has served as a director since 2019 and is Chairperson of the Nominating and Corporate Governance Committee and a member of the Audit Committee. He has served as the lead independent director of West Marine Inc., the world’s largest retailer of boating supplies, since August 2021, after previously serving as the Chief Executive Officer from 2019 to 2021. From April 2017 until December 2018, Mr. Seipel served as a Principal of Retail Business Optimization LLC, a consulting firm helping retailers optimize their retail execution. From March 2013 to March 2017, Mr. Seipel served as Chief Executive Officer of Gabriel Brothers Inc., an off-priced retailer selling designer brands and fashions for up to 70% off department and specialty store prices. From March 2011 until February 2013, Mr. Seipel served as President and Chief Operating Officer of Wet Seal Inc. Prior to that, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States, from 2009 until 2011. Mr. Seipel also served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada, from 2003 through 2008. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States.

Mr. Seipel’s extensive knowledge and senior executive level experience in the retail industry, including the discount apparel market, make him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Separate Chairman and CEO

The board has separated the roles of Chairman of the board of directors and Chief Executive Officer (“CEO”) since March 2015. Our board of directors does not have a set policy with respect to such separation , as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. The board believes this structure and separation of duties provide a balance between the independent directors’ oversight of the business and the CEO’s management of the day-to-day affairs of the business. The Chairman is an effective liaison between the board and senior management and focuses the board on critical business and operational issues. Since March 2020, Mr. Sachse has served as the Executive Chairman of the board of directors.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority-independent composition, allow it to maintain effective oversight of management. Our board of directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our board regularly reviews and reassesses its leadership structure.

The Company appointed Mr. Duskin as the lead independent director in March 2020 in connection with the appointment of Mr. Sachse, who is not an independent director, as the Executive Chairman. The lead independent director presides at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

●	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;
●	Call meetings of the independent directors, when appropriate;
●	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;
●	Be the primary point of contact for stockholder communications addressed to independent directors;
●	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and
●	Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Board Diversity Matrix

Our board of directors is currently comprised of nine individuals selected on the basis of numerous criteria, including business experience, industry knowledge and other fields of significant knowledge, good character, sound judgement, integrity and diversity. We view the effectiveness of our board of directors through both an individual and collective lens and believe that our board of directors is optimized to support and guide the Company. The information included in the table below is current as of March 8, 2023.

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	-	-

Part II: Demographic Background
African American or Black	3	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	1	-	-

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience with the business-policy-making before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

●	demonstrates personal integrity and moral character;
●	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;
●	possesses relevant business or professional experience, technical expertise or specialized skills;
●	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and
●	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy regarding the consideration of diversity in identifying director candidates; however, the charter for the Nominating and Corporate Governance Committee provides that the committee will review candidates’ experience, integrity, competence, skills, diversity of experience, gender identity, race, ethnicity, sexual orientation and ages, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all such factors pertaining to a candidate may complement or supplement those skills of other board members. As a result of this process, our board, represents a wide range of business-related experiences, including executive, financial, merchandising, retail operations, distribution, marketing and advertising.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at the following address: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include certain information about the stockholder who is submitting the nominee and must comply with all of the requirements set forth in the Company’s bylaws.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees exceeds the number of directors to be elected. This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that seven non-employee directors— Messrs. Carney, Duskin, Goff and Seipel and Mses. Francis, Jenkins and Sabin—are independent.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years of age will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75, he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, and a suitability review, both of which are conducted by the Nominating and Corporate Governance Committee. The current average tenure of the board of directors is 5.5 years, with seven newly appointed directors since 2017.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while our board of directors is responsible for providing oversight of risk management. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks but also understanding what level of risk is appropriate for the Company. The oversight role performed by our board of directors and its committees includes, among other things, the following:

●	Review of risks associated with our long-term strategic plan and annual budgets;
●	Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;

●	Private meetings with our independent registered public accounting firm, our Chief Financial Officer (or principal financial officer) and our Director of Internal Audit and Loss Prevention;
●	Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10-K;
●	Review and approval of our Investment Policy; and
●	Review of legal matters.

While the full Board has overall responsibility for risk oversight, it is supported by our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Social Responsibility Committee, which each have responsibility for addressing risks inherent within their areas of oversight. Each of the committee chairs regularly reports to our board of directors regarding significant risks addressed.

The Audit Committee is responsible for assisting our board of directors with its oversight of our overall risk management profile, our accounting, reporting and financial practices, including the integrity of our financial statements, our administrative and financial controls, and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for overseeing cyber risk, information security and technology risk, including management’s actions to identify, assess, mitigate and remediate material cyber issues and risks. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee periodically reviews the Company's major risk exposures and the steps management has undertaken to control them. The Audit Committee also receives regular reports from our Vice President Information Systems and other members of management on the Company’s technology and cyber risk profile, enterprise cyber program and key enterprise cyber initiatives. The Audit Committee coordinates with the full board of directors regarding the strategic implications of cyber and technology risks. The Audit Committee also reviews our cyber and data risk management strategy and policies on at least a semi-annual basis with our management. In addition, the Audit Committee and our board of directors will promptly be made aware of any significant cyber or data security-related incidents. The Audit Committee is also responsible for overseeing any related party transactions.

The Compensation Committee’s responsibilities related to risk include overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters and overseeing senior management succession.

The Nominating and Corporate Governance Committee oversees our risk related to corporate governance practices and procedures, director independence, director succession planning and board composition.

The Corporate Social Responsibility Committee’s risk-related responsibilities include identifying and monitoring the environmental, social and other related public policy trends, issues and concerns, which affect or could affect the business operations, financial performance or public image of the company and recommending to our board of directors appropriate goals, policies and practices with respect to such environmental, social and corporate responsibility matters.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Corporate Social Responsibility Committee, each comprised solely of the independent members of our board of directors. During fiscal 2022, all independent members of our board of directors served on at least two of the four standing committees of our board of directors. The following table shows the current composition of the committees of our board of directors:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Social Responsibility Committee
Brian P. Carney (Chair)	Laurens M. Goff (Chair)	Kenneth D. Seipel (Chair)	Margaret L. Jenkins (Chair)
Jonathan Duskin	Brian P. Carney	Laurens M. Goff	Jonathan Duskin
Cara Sabin	Christina Francis	Margaret L. Jenkins	Christina Francis
Kenneth Seipel	Jonathan Duskin	Cara Sabin

Audit Committee

The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. Each of the members of the Audit Committee satisfies NASDAQ’s audit committee member independence requirements. The board of directors has determined that Mr. Carney and Mr. Duskin each qualify as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2022, the Audit Committee met ten times.

The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, as well as audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to do as follows:

●	have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;
●	evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;
●	discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;
●	review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;
●	review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;
●	oversee the Company’s overall risk management profile, including financial risk and risks related to data protection and cybersecurity matters;
●	review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and
●	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter, which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available in the “Investor Relations” section of the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee reviews and determines the compensation and benefits of the Company’s executive officers, administers our incentive and equity-based compensation plans and oversees the development, retention and succession of senior management and employees. Each of the members of the Compensation Committee satisfies NASDAQ’s compensation committee member independence requirements. The Compensation Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2022, the Compensation Committee met six times. The principal duties and responsibilities of the Compensation Committee, among other things, are to do as follows:

●	annually review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve (and, if desired, recommend to our board of directors for its approval) the CEO’s compensation based on such evaluation, including base salary, cash bonuses and equity awards;
●	annually approve (and, if desired, recommend to our board of directors for its approval) the compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;
●	review and administer the Company’s incentive and equity-based compensation plans;
●	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;
●	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;
●	review key human resources policies and practices of the Company related to organizational engagement and effectiveness, workplace environment and culture, talent sourcing strategies and employee recruitment, retention and development programs;
●	assist our board of directors in developing principles and policies for evaluating potential candidates for executive positions and oversee the development of executive succession plans;
●	broadly oversee matters relating to the recruitment, motivation, development and retention of senior management and receive periodic reports from management regarding the recruitment, motivation, development and retention of employees;
●	review the Company’s diversity and inclusion programs and key metrics associated with the programs;
●	review and approve any severance or similar termination payments or payments resulting from a change in control of the Company proposed or made to any of our current or former executive officers;
●	review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company; and
●	determine and monitor compliance with stock ownership guidelines for executive officers and directors.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2021 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2019 to provide market data regarding compensation practices at peer companies and to provide general advice on the Company’s executive compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our board of directors in overseeing the Company’s governance structure and other corporate governance matters. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2022, the Nominating and Corporate Governance Committee met seven times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to do as follows:

●	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;
●	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;
●	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies that open in the period between such annual meetings;
●	develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles and the Company’s governing documents; and
●	review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee assists our board of directors in providing oversight, monitoring, and guidance on matters related to corporate social responsibility, including diversity, sustainability, environmental stewardship and compliance. The Corporate Social Responsibility Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2022, the Corporate Social Responsibility Committee met six times. The principal duties and responsibilities of the Corporate Social Responsibility Committee, among other things, are to do as follows:

●	review and evaluate the Company’s significant strategies, activities, policies, investments and programs regarding corporate purpose, including corporate responsibility, sustainability, human rights, global community and social impact, and diversity and inclusion;
●	monitor the Company’s progress towards its diversity, equity and inclusion objectives, related metrics and its compliance with the Company’s responsibilities as an equal opportunity employer;
●	work with the Compensation Committee and the Nominating and Corporate Governance Committee, as appropriate, to develop processes to achieve the Company’s diversity objectives and metrics;
●	provide oversight of management’s efforts to ensure that the Company’s dedication to sustainability (including environmental and supply chain sustainability and human rights) is reflected in its business operations;
●	identify and monitor the environmental, social and other related public policy trends, issues, risks and concerns, which affect or could affect the business operations, financial performance or public image of the Company and make recommendations to the Board regarding those trends and issues;
●	provide oversight of the Company’s community and social impact efforts and oversee protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, vendors, shareholders, governments, local communities and the general public);
●	review on a periodic basis the principles, guidelines and standards applicable to suppliers, vendors and other participants in the Company’s supply chain to ensure compatibility with the Company’s corporate purpose;
●	review sustainability metrics, targets, key performance indicators and related goals and monitor the progress towards achieving targets and benchmarks; and
●	evaluate and review environmental, social, health and safety metrics that will be publicly disclosed to external stakeholders.

Risk and Employee Compensation

We believe that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board of directors to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board of directors participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company generating sales from physical stores only, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short term to earn cash incentives that could limit the ability to achieve long-term success.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;
●	compliance with applicable laws, rules and regulations, including insider trading compliance; and
●	accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of violations of such code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. No current members of the Compensation Committee had a relationship since the beginning of fiscal 2022 requiring disclosure under Item 404 of Regulation S-K, other than Mr. Duskin, who principally owns and controls Macellum Fund’s general partner and investment manager, as further described below under “Certain Relationships and Related Party Transactions.” None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Meetings and Attendance

During fiscal 2022, the board of directors held twelve meetings. Each director attended at least 80% of the total number of meetings of the board of directors and all committees thereof on which such director served during fiscal 2022 and that were held during the period in which he or she served as director.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2022 annual meeting of stockholders attended such meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and executive officers with the long-term interests of our stockholders, we have adopted Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as revised and effective June 10, 2022 (the “Effective Date”), our non-employee directors and executive officers are expected to own shares of Company common stock having a value equal to a multiple of their base salary or cash retainer: Executive Chairman, Chief Executive Officer and non-employee directors are expected to own common stock having a value equal to three times their base salary or annual cash retainers, as applicable, while other executive officers are expected to own common stock having a value equal to two times their base salary.

Participants should make continuous progress toward their respective ownership requirements, and each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, as well as shares of unvested time-based restricted stock and restricted stock units, count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company or sold by the participant to satisfy withholding taxes). As of the date of this proxy statement, all of the executives and directors have either satisfied their respective ownership requirements, or are within the five-year period allotted to satisfy their ownership requirements.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, corporate social responsibility, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with them and helps us to better understand their views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, with only the non-management directors as a group or with individual directors. All communications should be in writing and should be directed to the Secretary of the Company at the following address: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

Corporate Social Responsibility

Our goal is to be the leading specialty value retailer of apparel, accessories and home trends with a primary consumer base of African American and Latinx families in the United States. We are committed to strengthening the communities in which we work, developing our employees and making operational improvements to minimize our environmental impact. We also maintain governance practices and policies in line with the expectations of our stockholders, and we actively engage with them regarding our business and the corporate social responsibility (“CSR”) issues that are important to them. For additional discussion on our stockholder engagement, please see “Stockholder Engagement” above.

Our Corporate Social Responsibility Committee of the Board provides oversight, monitoring and guidance on matters related to CSR, including diversity, sustainability, environmental stewardship and compliance. This committee works closely with the Company’s CSR Management Task Force to review and discuss the Company’s CSR initiatives, programs and policies. Our CSR Committee also works closely with our Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board to develop processes to achieve the Company’s diversity objectives and metrics.

To learn more about our CSR efforts, we encourage you to visit the “Responsibility” section of our corporate website at http://www.cititrends.com.

Environment. We continue to look for more ways to reduce our environmental impact. We believe there is more we can do as an organization and we are striving to operate in a more sustainable manner. In 2021, we established an internal Environmental Committee devoted to this task and we encourage all our stakeholders, including associates, vendors, and customers, to participate in establishing our environmental goals.

In 2022, Citi Trends launched a partnership with Goodwill, helping fund community programs in 8 different cities across the country and donating goods with an original retail value of over $45,000.

We have adopted environmentally friendly initiatives in many of our stores, including the installation of LED lighting in new and remodeled locations. In 2022, we installed LED lighting in 38 stores and, cumulatively, have installed LED lighting in a total of 180 stores. Additionally, in 2022, we put a concerted effort towards reducing plastic waste and realized a reduction in the number of plastic bags used per transaction of over 10%.

Diversity and Inclusion and Labor Practices. Our success is only possible with the hard work and dedication of our associates. We believe that a diverse and inclusive team is critical to our success. Therefore, we strive to foster an intentionally inclusive, diverse and productive workplace where our associates are valued and respected. We continue to focus on attracting, developing and retaining team members that reflect the diverse communities we serve. As of January 28, 2023, more than 80% of our team members are African American or multicultural and 84% are female.

We provide competitive compensation and comprehensive benefits programs to help meet the needs of our associates. We are also committed to the health, wellness and development of our associates. In 2022, we launched our Citi-Cred program to help our associates build successful career paths by providing mentorship, giving exposure to diverse areas of the business, cultivating cross-functional relationships and offering educational opportunities. For more information about our human capital management practices, please refer to our 2022 Annual Report on Form 10-K.

Our Board has a heightened commitment to diversity, equity and inclusion. This commitment led to the recent addition of two new independent directors, each of whom has added to the experience and diversity of our Board. In October 2021, we added Christina Francis and Cara Sabin to our Board. Ms. Francis and Ms. Sabin both have extensive experience in marketing, business development, community engagement and innovation in consumer-facing businesses, which complements the Board’s skills and knowledge.

We are dedicated to sourcing products from companies that share our values around human rights, ethics and environmental responsibility. Much of the apparel, footwear, accessories, and home-related merchandise sold in our stores is purchased from suppliers after they have been produced and imported to other retailers’ specifications. However, we order and import some products directly through our international buying agents. Therefore, we work with our suppliers to ensure minerals mined in known conflict areas are not used in our products. We further encourage our suppliers to only source minerals from responsible sources and to foster transparency in the supply chain.

Community. We are proud to have a diverse customer base and are dedicated to giving back to the communities where our stores are located. We formed the CITIcares Council in August 2020 to create and oversee initiatives of change that will have a positive impact in the lives of our customers and associates. The CITIcares Council provides a platform to address the effects systemic racism has had on our communities, and to create opportunities to overcome these barriers. Citi Trends is committed to providing associate time and expertise for these projects in addition to monetary support. The CITIcares Council is a diverse group of associates who are passionate about making a difference. They represent every division and level of the company, and reflect multiple genders ethnicities and geographies. The purpose of the CITIcares Council is to collaborate with community leaders, organizations, individuals and established programs in local underserved communities on the core areas of education, healthcare, employment and exposure.

Additionally, we have engaged in multiple community programs. In February 2021, we launched our Black History Makers program to honor Black entrepreneurs who are making an impact in their communities. The program is designed to increase awareness of Black-owned businesses, and we provided ten $5,000 grants to Black business owners in fiscal 2021. We have continued this grant program annually, providing ten $5,000 grants to Black business owners in fiscal 2022. In February 2023, we launched our third annual campaign for this program to build on the momentum from the prior year.

Governance. We believe that a strong corporate governance program is the foundation for a sustainable and well-governed company. Accordingly, we continuously evaluate our structures, processes, and controls to ensure they support and promote accountability, transparency and ethical behavior. We have established corporate governance guidelines and policies that promote Company values, including a code of conduct as well as a code of ethics. For a detailed description of our governance policies and procedures, please see the discussion in the “Board of Directors and Corporate Governance” section.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process and the maintenance of an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2022 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the 2022 fiscal year, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

Based on the reviews and discussions referenced above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Brian P. Carney, Chair

Jonathan Duskin

Cara Sabin

Kenneth D. Seipel

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2023 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Laurens M. Goff, Chair

Brian P. Carney

Jonathan Duskin

Christina Francis

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
David N. Makuen	55	Chief Executive Officer
Heather Plutino	51	Executive Vice President and Chief Financial Officer
Lisa A. Powell	53	Executive Vice President and Chief Merchandising Officer
Ivy D. Council	66	Executive Vice President of Human Resources and Chief Compliance Officer
Vivek Bhargava	51	Senior Vice President, Supply Chain

The following sets forth selected biographical information for our executive officers who are not directors.

Heather Plutino. Ms. Plutino has served as our Executive Vice President and Chief Financial Officer since June 27, 2022. From 2020 to 2022, Ms. Plutino served as Senior Vice President of Financial Planning & Allocation and Commercial Finance at Bed Bath & Beyond. Prior to her work with Bed Bath & Beyond, Ms. Plutino was Group Vice President of Finance and Treasurer of Sally Beauty Holdings from 2018-2020. Previously, Ms. Plutino served as Vice President and Treasurer of Ascena Retail Group, Inc. (“Ascena”) from 2013-2018 and held a variety of finance and treasury roles at Charming Shoppes from 2007-2013 and Target Corporation from 1999-2007.

Lisa A. Powell. Ms. Powell has served as our Executive Vice President and Chief Merchandising Officer since September 30, 2019. From 2014 to 2019, Ms. Powell served as Vice President and General Merchandise Manager, Men’s and Ladies Omni Channel, of Century 21 Department Stores, an apparel retailer. From 2012 to 2014, Ms. Powell served as Vice President and Divisional Merchandise Manager of Men’s and Kids at Saks Off Fifth. Prior to that, Ms. Powell spent 20 years at TJX, Inc., an off-price retailer of apparel and home fashions, where she held various merchandising and planning/allocation positions, including Vice President and General Merchandise Manager, Ladies Sportswear.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007. In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc. From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores, Inc.

Vivek Bhargava. Mr. Bhargava has served as our Senior Vice President, Supply Chain Operations since March 2023. From 2021 to February 2023, Mr. Bhargava served as the Vice President of Supply Chain and Engineering for Bed Bath and Beyond Inc., a home products retailer, where he led a team driving multi-year end to end supply chain transformation. From 2010 to 2020, Mr. Bhargava served as the Vice President of Operations and Transformation of Ascena, where he led multiple long-term projects related to supply chain, sourcing and information technology. From 2001 to 2009, Mr. Bhargava held various real estate strategy, sourcing, process management, supply chain and ecommerce integration positions for Ann Inc., a women's clothing retailer. Mr. Bhargava began his career at Kurt Salmon Associates, a retail consulting and business advisory firm, where he served as manager, supply chain practice group and as a consultant.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2022 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2022):

●	David N. Makuen, our Chief Executive Officer
●	Heather Plutino, our Executive Vice President and Chief Financial Officer since June 27, 2022
●	Pamela J. Edwards, our Former Executive Vice President and Chief Financial Officer, who retired effective April 1, 2022
●	Lisa A. Powell, our Executive Vice President and Chief Merchandising Officer
●	Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer
●	Charles J. Hynes, our former Senior Vice President of Supply Chain, who left the Company effective February 10, 2023
●	Jason Moschner, our Vice President of Finance and Principal Accounting Officer, who formerly served as our Principal Financial Officer from April 1, 2022 through June 26, 2022

Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers. The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2022

We achieved solid fiscal 2022 financial results in a challenging economic environment.

Fiscal 2022 Business Highlights

●	Elevated our in-store experience with the expansion of queue line and the introduction of Missy and Tween girl lines
●	Continued to expand our assortment reach with enhancements to our multicultural merchandise offering
●	Delivered $10.0 million of cost savings in the second half of the year to streamline the organization and align expenses with revised sales expectations
●	Opened 12 new stores, remodeled 35 stores and closed 10 stores; ended the year with 13% of the fleet upgraded to our CTx store format
●	Completed sale-leaseback transactions on our two distribution centers
●	Completed capacity upgrades in our distribution centers and made significant progress on our enterprise resource planning (ERP) upgrade

Fiscal 2022 Financial Highlights

●	Total sales of $795.0 million
●	Gross margin of 39.1%
●	Earnings of $7.17 per diluted share
●	Cash of $103.5 million at the end of the year, with no debt
●	Repurchased $10.0 million of shares

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 1, 2022, approximately 98% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2022 proxy statement.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition and other more general governance topics. In considering the consistently high approval rates of the advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2022.

Going forward, future advisory votes on our named executive officer compensation, as well as direct communication with our stockholders on the subject, will serve as additional tools to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

●	Enable the Company to attract, retain and motivate a team of high-quality executives who will create long-term stockholder value;
●	Create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and
●	Provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors for approval. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. As discussed in further detail in the following section, the Compensation Committee engaged Korn Ferry in early 2022 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. The Compensation Committee assessed the independence of the Compensation Consultant against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Korn Ferry from independently advising the Compensation Committee. The Compensation Consultant does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company. The most recent peer group analysis was conducted in 2022, at which time the peer group used by the Compensation Committee consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Hibbett, Inc.
The Buckle Inc.	Shoe Carnival, Inc.
The Cato Corporation	Tilly’s, Inc.
Destination XL Group, Inc.	Zumiez, Inc.
Five Below, Inc.

The peer group referenced above was primarily used for purposes of reviewing and analyzing the competitiveness of the compensation paid to our CEO and CFO. In addition, as part of its analysis for setting 2022 compensation levels for other executive officers, the Compensation Committee reviewed compensation information provided by the Compensation Consultant from its proprietary 2021 survey of more than 140 retail companies, focusing on pay data from similarly-sized companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

●	base salary;
●	annual cash incentives;
●	total cash compensation (the sum of base salary and annual cash incentives);
●	long-term equity incentives (a variable incentive vesting over a multi-year period); and
●	total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2022 analysis by the Compensation Consultant indicated that base salaries for our executive officers were generally near the median in relation to the peer group or retail survey, as applicable, whereas total cash compensation, long-term equity incentives and total direct compensation at target levels for the majority of our executive officers were generally above median (between the 50th and 75th percentiles) in relation to the peer group or retail survey, as applicable. We believe this reflects an appropriate balance between short-term cash incentives that are earned based on annual performance and long-term equity incentives that are intended to align the interests of our executives with those of our shareholders.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, the oversight and direct managerial skills of our executives, and changes in responsibilities, if any. After considering these factors, the Compensation Committee approved adjustments to certain of our named executive officers’ base salaries in fiscal 2022 as shown below:

	Fiscal 2021	Fiscal 2022
Name	Base Salary Rate ($)	Base Salary Rate ($)	% Change
David N. Makuen	685,000	725,000	5.8%
Heather Plutino (1)	—	475,000	n/a
Pamela J. Edwards	485,000	485,000	0.0%
Lisa A. Powell	458,000	478,000	4.4%
Ivy D. Council	330,000	339,900	3.0%
Charles J. Hynes	290,500	296,310	2.0%
Jason Moschner	194,000	204,000	5.2%

(1) Ms. Plutino joined the Company and became our Executive Vice President and Chief Executive Officer effective as of June 27, 2022.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest and taxes (“EBIT”) and (2) Adjusted EBIT, which is comprised of EBIT, as adjusted for asset impairment expense, a non-cash charge similar in certain respects to depreciation, and other unusual or non-recurring items, such as gains from sale-leasebacks, costs related to litigation, claim judgments or settlements and proxy contest expenses. We believe the Company’s performance under these metrics provides an effective way to evaluate the Company’s success and operational performance in any given year which directly impacts our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to these financial metrics, while providing long-term equity incentives that are earned based on stock price appreciation and other financial metrics (as described below), provide an effective and balanced approach to executive compensation that is aligned with the interests of our stockholders.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the level of achievement of our budgeted goal for Adjusted EBIT. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBIT that represents our target goal for our annual cash incentive program takes into account many key operating and financial factors, including the following:

●	Store selling square footage;
●	Comparable store sales;
●	Average sales per store;
●	Gross margin;
●	Store and distribution operating expenses as a percentage of sales; and
●	Corporate expenses.

Our CEO recommends a target award (as a percentage of base salary) for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant, and the Compensation Committee determines the appropriate target award for each executive. For fiscal 2022, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
David N. Makuen	100%
Heather Plutino	65%
Pamela J. Edwards	65%
Lisa A. Powell	65%
Ivy D. Council	65%
Charles J. Hynes	50%
Jason Moschner	35%

The annual cash incentive program is directly linked to achievement of our budgeted Adjusted EBIT goals. Unusual and non-recurring items (as described above) are excluded from both the budgeted and actual amounts used in the calculation of Adjusted EBIT. Since the calculation of cash incentives is based on performance versus budget, the exclusion of such items ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Named executive officers can earn between 0% to 200% of their target annual cash incentive based on the actual achievement of Adjusted EBIT as a percentage of Target Adjusted EBIT. For fiscal 2022, if actual Adjusted EBIT were equal to 95% of target (threshold performance), then 50% of the target award would be earned, if actual Adjusted EBIT were equal to 100% of target, then 100% of the target award would be earned, and if actual Adjusted EBIT were equal to or greater than 158% of target (maximum performance), then 200% of the target award would be earned.

The graph below reflects the various potential payout levels at different levels of performance:

Annual Bonus Plan Curve
(Dollars are in Thousands)
Performance of Adjusted EBIT
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
0%
25%
50%
75%
100%
125%
150%
175%
200%
Bonus (% of Target)
Threshhold
Target
Maximum
Actual = $11,359
Percentage of Performance target achieved = 17%
Percentage of target bonus earned = 0%

The Compensation Committee believes it is imperative to structure our compensation program to provide a direct pay-for-performance linkage, such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy. Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company does not meet its threshold performance target, then the executives do not earn annual incentives.

In fiscal 2022, the Target Adjusted EBIT (before the impact of accrued bonus expense) was $67.0 million, representing a 27% decrease compared to actual Adjusted EBIT in fiscal 2021. Actual Adjusted EBIT for fiscal 2022 was $11.4 million, or approximately 17% of the Target Adjusted EBIT. As a result, the named executive officers did not earn any annual cash incentives.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table later in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of equity awards granted to our executive officers is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In fiscal 2022, Mses. Plutino, Council and Powell and

Messrs. Makuen, Hynes and Moschner received long-term equity incentives with grant date values determined as a percentage of base pay, equal to 135% for Mr. Makuen, 65% for Mses. Plutino, Council and Powell, 50% for Mr. Hynes and 35% for Mr. Moschner. The awards consisted of (1) time-based restricted shares that vest over three years based on continued future employment with the Company, and (2) performance-based restricted stock units that vest 100% if the Company’s Adjusted EBIT equals or exceeds $100.0 million in fiscal 2024. Recipients may receive up to 200% of the target units if Adjusted EBIT equals or exceeds $136.0 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBIT values below $100.0 million but no target units will vest if Adjusted EBIT is below $91.0 million. As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2022, please see “Grants of Plan-Based Awards in Fiscal 2022” and “Outstanding Equity Awards at 2022 Fiscal Year-End” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2022, each executive officer received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months’ base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our Chief Executive Officer is expected to own common stock having a value equal to three times his base salary, and other executive officers are expected to own common stock having a value equal to two times their base salary. Each executive and director is expected to satisfy his or her applicable ownership requirements within five years of the Effective Date, or such later date that he or she becomes subject to the Guidelines. Shares of common stock owned directly or indirectly, and shares of unvested time-based restricted stock and restricted stock units count toward meeting the Guidelines. Until they satisfy the Guidelines, executives and directors must retain 75% of their shares of common stock received from the Company as compensation (except for shares withheld by the Company to satisfy withholding taxes).

Compensation Recoupment Policy

In November 2014, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Compensation Committee will review the incentive compensation, including equity awards and non-equity incentive compensation, that the Company’s executive officers received or realized based on the erroneous financial results reported by the Company (“covered compensation”). If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Compensation Committee will, as and to the extent it deems appropriate and as permitted by applicable law, recoup any portion of covered compensation paid to certain executives in excess of what would have been paid based on the restated financial results. The Compensation Committee shall seek recovery from any executive officer whose misconduct is determined by the Compensation Committee to have caused or contributed to the requirement for the restatement, unless the Compensation Committee determines that the cost of recovery would exceed the amount sought to be recovered. The Clawback Policy applies to all current and former executive officers of the Company.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the Company’s named executive officers.

In connection with making decisions on executive compensation, the Compensation Committee takes into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs, while also maintaining flexibility and reserving the right to award non-deductible compensation as it deems appropriate.

Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2022, 2021 and 2020. Fiscal 2022, 2021 and 2020 were each comprised of 52 weeks.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)
David N. Makuen	2022	712,692	—	1,015,002	—	2,322	1,730,016
Chief Executive Officer	2021	683,462	—	924,752	1,370,000	1,367	2,979,581
	2020	584,278	560,000	877,513	973,215	717	2,995,723
Heather Plutino (4)	2022	228,366	75,000	308,772	—	382	612,520
Executive Vice President and Chief Financial Officer
Pamela J. Edwards (5)	2022	173,482	—	—	—	960	174,442
Former Executive Vice President and	2021	485,000	—	315,289	630,500	2,108	1,432,897
Chief Financial Officer	2020	37,308	50,000	611,780	35,749	—	734,837
Lisa A. Powell	2022	471,846	—	310,703	—	8,153	790,702
Executive Vice President and Chief	2021	456,769	—	297,722	595,400	7,231	1,357,122
Merchandising Officer	2020	436,204	—	421,599	521,850	1,242	1,380,895
Ivy D. Council	2022	336,854	—	220,945	—	12,774	570,573
Executive Vice President of Human	2021	329,231	—	214,528	429,000	10,517	983,276
Resources and Chief Compliance Officer	2020	312,877	—	211,263	342,225	9,808	876,173
Charles J. Hynes (6)	2022	294,523	—	148,170	—	7,755	450,448
Former Senior Vice President of Supply Chain
Jason Moschner	2022	201,316	25,000	71,415	—	4,405	302,136
Vice President of Finance and Principal	2021	188,885	—	106,453	135,800	4,132	435,270
Accounting Officer (and former	2020	168,300	—	—	99,225	3,629	271,154
Principal Financial Officer)
(1)	Reflects the grant date fair value of stock awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718. In fiscal 2022, each of the named executive officers received grants of time-based restricted stock and performance-based restricted stock units (RSUs) tied to achievement of Adjusted EBIT goals. The grant date fair values of the time-based restricted stock awards and performance-based RSUs are based on the closing price of the Company's common stock on the date of grant (and the probable outcome of performance conditions, in the case of performance-based RSUs). The aggregate grant date fair value of the performance based RSUs granted to Messrs. Makuen, Hynes and Moschner and Mses. Plutino, Powell and Council in 2022 would be higher by $812,002, $74,069, $35,691, $154,398, $155,335 and $110,456, respectively, assuming achievement of the performance conditions at the highest level (rather than the target level).
(2)	Reflects amounts earned under our annual cash incentive program.
(3)	All Other Compensation in 2022 includes amounts for each officer related to life and long-term disability insurance coverage, vehicle allowances and the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.
(4)	Ms. Plutino joined the Company on June 27, 2022.
(5)	Ms. Edwards retired from the Company effective April 1, 2022.
(6)	Mr. Hynes left the Company effective February 10, 2023.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of David N. Makuen, our Chief Executive Officer. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended January 28, 2023, annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $24,400, and annual total compensation of our CEO was $1,730,016. Accordingly, for fiscal 2022, the ratio of CEO pay to median employee pay (other than the CEO) was 71:1.

Determining the Median Employee

Employee Population: The Company used our employee population data as of January 28, 2023 as the reference date for identifying our median employee. As of such date, our employee population consisted of 4,761 individuals, over 95% of whom were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee: In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2022 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended January 28, 2023). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items shown in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Grants of Plan-Based Awards in Fiscal 2022

The following table sets forth the individual grants of awards to each of our named executive officers during fiscal 2022:

									All Other
									Stock Awards:	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Fair Value
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	of Stock and
	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
David N. Makuen			362,500	725,000	1,450,000	—	—	—	—	—
	3/11/22	3/20/22	—	—	—	12,240	24,480	48,960	—	812,002
	3/11/22	3/20/22	—	—	—	—	—	—	6,120	203,000
Heather Plutino			154,375	308,750	617,500	—	—	—	—	—
	6/27/22	6/27/22	—	—	—	3,194	6,388	12,776	—	154,398
	6/27/22	6/27/22	—	—	—	—	—	—	6,387	154,374
Pamela J. Edwards			157,625	315,250	630,500	—	—	—	—	—
Lisa A. Powell			155,350	310,700	621,400	—	—	—	—	—
	3/11/22	3/20/22	—	—	—	2,342	4,683	9,366	—	155,335
	3/11/22	3/20/22	—	—	—	—	—	—	4,684	155,368
Ivy D. Council			110,468	220,935	441,870	—	—	—	—	—
	3/11/22	3/20/22	—	—	—	1,665	3,330	6,660	—	110,456
	3/11/22	3/20/22	—	—	—	—	—	—	3,331	110,489
Charles J. Hynes			74,078	148,155	296,310	—	—	—	—	—
	3/11/22	3/20/22	—	—	—	1,117	2,233	4,466	—	74,069
	3/11/22	3/20/22	—	—	—	—	—	—	2,234	74,102
Jason Moschner			35,700	71,400	142,800	—	—	—	—	—
	3/11/22	3/20/22	—	—	—	538	1,076	2,152	—	35,691
	3/11/22	3/20/22	—	—	—	—	—	—	1,077	35,724
(1)	Reflects threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal 2022 performance. For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Reflects threshold, target and maximum payout levels of performance-based restricted stock units that vest 100% if the Company's Adjusted EBIT equals or exceeds $100.0 million in fiscal 2024. Recipients may receive up to 200% of the target units if Adjusted EBIT equals or exceeds $136.0 million. The percent of target units to be awarded is based on a matrix, which provides for a maximum payout of 200% of target units. Target units of less than 100% may be awarded based on the matrix for Adjusted EBIT values below $100.0 million but no target units will vest if Adjusted EBIT is below $91.0 million.
(3)	Reflects awards of time-based restricted stock under the 2021 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date.
(4)	Reflects the grant-date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based grants of restricted stock and performance-based restricted stock units tied to Adjusted EBIT is based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance conditions.

Employment Agreements

See “Potential Payments Upon Termination or Change in Control” for information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2022 Fiscal Year-End

			Market Value of	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Shares		Shares or Units of	Number of Unearned Shares,		Market or Payout Value of
	or Units of Stock		Stock That Have Not	Units or Other Rights That		Unearned Shares, Units or Other
	That Have Not Vested		Vested	Have Not Vested		Rights That Have Not Vested
	(#)		($) (8)	(#)		($) (8)
David N. Makuen	6,120	(2)	196,574	24,480	(6)	786,298
	1,825	(3)	58,619	8,211	(7)	263,737
	4,882	(5)	156,810	—		—
Heather Plutino	6,387	(1)	205,150	6,388	(6)	205,183
Pamela J. Edwards	—		—	—		—
Lisa A. Powell	4,684	(2)	150,450	4,683	(6)	150,418
	1,175	(3)	37,741	1,762	(7)	56,595
	1,752	(4)	56,274	—		—
	1,502	(5)	48,244	—		—
Ivy D. Council	3,331	(2)	106,992	3,330	(6)	106,960
	846	(3)	27,174	1,270	(7)	40,792
	2,351	(5)	75,514	—		—
Charles J. Hynes	2,234	(2)	71,756	2,233	(6)	71,724
	573	(3)	18,405	860	(7)	27,623
	928	(4)	29,807	—		—
	629	(5)	20,203	—		—
Jason Moschner	1,077	(2)	34,593	1,076	(6)	34,561
	268	(3)	8,608	402	(7)	12,912
(1)	Restricted shares were awarded on June 27, 2022 under the 2021 Incentive Plan and vest in three equal annual installments beginning June 27, 2023.

(2)	Restricted shares were awarded on March 20, 2022 under the 2021 Incentive Plan and vest in three equal annual installments beginning March 20, 2023.

(3)	Restricted shares were awarded on March 20, 2021 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2022.

(4)	Restricted shares were awarded on October 20, 2020 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2021.

(5)	Restricted shares were awarded on March 20, 2020 under the 2012 Incentive Plan and vest in three equal annual installments beginning March 20, 2021.

(6)	Reflects target number of performance based restricted stock units awarded during fiscal 2022 under the Citi Trends, Inc. 2021 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2024. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBIT of $100.0 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $136.0 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units will be earned or vest for an Adjusted EBIT level below $91.0 million.

(7)	Reflects target number of performance based restricted stock units awarded during fiscal 2021 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock with the number of shares based upon the achievement of various levels of Adjusted EBIT for fiscal 2023. The number of units earned and vested will equal 100% of the target units upon the achievement of Adjusted EBIT of $62.6 million. Recipients may receive up to 200% of the target units upon achievement of Adjusted EBIT of $85.1 million based on a sliding scale which also provides for vesting of less than 100% of target units based on lower levels of Adjusted EBIT. No units will be earned or vest for an Adjusted EBIT level below $57.0 million.

(8)	Market value is based on the closing stock price of $32.12 on January 27, 2023, the last trading day of our 2022 fiscal year.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Number of
	Shares
	Acquired on	Value Realized
	Vesting	on Vesting
Name	(#)	($)(1)
David N. Makuen	5,794	225,039
Heather Plutino	—	—
Pamela J. Edwards	623	17,818
Lisa A. Powell	9,307	233,985
Ivy D. Council	4,460	173,226
Charles J. Hynes	4,430	123,600
Jason Moschner	1,505	51,193
(1)	Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased (a “Qualifying Termination”), the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of his separation from service for twelve months. Mr. Makuen’s severance agreement also provides him with the severance benefits noted above if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

Pursuant to the terms of our 2021 Incentive Plan and/or the applicable award agreements, all outstanding options and unvested time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on January 28, 2023 or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k)-retirement plan that are generally available to all of our salaried employees.

	David N.		Heather	Pamela J.	Lisa A.	Ivy D.	Charles J.	Jason
	Makuen		Plutino	Edwards(1)	Powell	Council	Hynes(2)	Moschner
Termination By Company Without Cause (Not in Connection with a Change in Control)
Cash Severance (3)	$725,000	(5)	$475,000	$485,000	$478,000	$339,900	$296,310	$204,000
COBRA Payments	21,971	(5)	14,195	21,971	15,840	8,769	21,924	11,327
Total	$746,971		$489,195	$506,971	$493,840	$348,669	$318,234	$215,327
Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (3)	725,000	(5)	$475,000	$485,000	$478,000	$339,900	$296,310	$204,000
COBRA Payments	21,971	(5)	14,195	21,971	15,840	8,769	21,924	11,327
Value of Accelerated Unvested Restricted Stock (4)	2,873,198		$410,333	—	$813,278	$583,909	$389,616	$90,675
Total	3,620,170		$899,528	$506,971	$1,307,119	932,578	707,850	$306,002
Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested Restricted Stock (4)	2,873,198		$410,333	—	$813,278	$583,909	$389,616	$106,377
Total	2,873,198		$410,333	$—	$813,278	$583,909	$389,616	$106,377
(1)Ms. Edwards retired from the Company effective April 1, 2022.
(2)Mr. Hynes left the Company effective February 10, 2023.
(3)Reflects cash severance equal to 12 months of the executive’s fiscal 2022 annual salary.
(4)Reflects the value of time-based and performance-based restricted stock awards using the closing stock price of the Company's common stock on January 27, 2023 ($32.12).

(5)In addition to a termination by the Company without Cause, Mr. Makuen would be entitled to these benefits if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased (regardless of whether a Change in Control has occurred).

Pay Versus Performance

The following table shows the total compensation for our Named Executive Officers (NEOs) for the past three fiscal years as set forth in the Summary Compensation Table (SCT), the “compensation actually paid” (CAP) to our Principal Executive Officers (PEOs), and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our Total Shareholder Return (TSR), the Dow Jones US Specialty Retailers Index, our net income, and our Company Selected Measure, Adjusted EBIT.

							Value ($) of Initial Fixed $100
	SCT ($) for	CAP ($) to	SCT ($) for	CAP ($) to	Average	Average	Investment Based On:			Adjusted
Fiscal	Mr. Makuen	Mr. Makuen	Mr. Sachse	Mr. Sachse	SCT ($)	CAP ($)	Citi Trends	Peer Group	Net Income	EBIT
Year	(PEO 1)	(PEO 1)	(PEO 2)	(PEO 2)	for NEOs	to NEOs	TSR	TSR	($M)	($M)
(a)	(b)[1]	(c)[2]	(d)[1]	(e)[2]	(f)[3]	(g)[2]	(h)[4]	(i)[4]	(j)	(k)[5]
2022	1,730,016	(331,897)	—	—	483,470	122,735	135.73	135.59	58.9	11.4
2021	2,979,581	2,882,746	—	—	1,140,197	1,200,526	210.06	142.18	62.2	91.4
2020	2,995,723	3,438,476	682,576	1,719,020	693,908	949,579	254.38	140.92	24.0	40.9
(1)

The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for Mr. Makuen (Chief Executive Officer and Principal Executive Officer since March 9th, 2020) and Mr. Sachse (Interim Chief Executive Officer until March 9th, 2020) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 32.

(2)

The dollar amounts reported in column (c), (e) and (g) represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

All table values in $			Grant Date	Year End	Change in	Change in	Change in	Total
			Value of	Value of	Value of	Value of	Value of	Equity
Fiscal	Executives	SCT	New Awards	New Awards	Prior Awards	Vested Awards	Forfeited Awards	CAP	CAP
Year		(a)	(b)	(i)	(ii)	(iii)	(iv)	(c)=(i)+(ii)+(iii)+(iv)	(d)=(a)+(b)+(c)
2022	PEO 1	1,730,016	1,015,002	196,574	(324,732)	(51,798)	(866,955)	(1,046,911)	(331,897)
	Others	483,470	176,668	94,824	(45,312)	(60,821)	(172,758)	(184,067)	122,735
2021	PEO 1	2,979,581	924,752	350,522	301,204	176,191	—	827,917	2,882,746
	Others	1,140,197	245,399	108,289	(19,168)	216,608	—	305,728	1,200,526
2020	PEO 1	2,995,723	877,513	1,320,266	—	—	—	1,320,266	3,438,476
	PEO 2	682,576	335,157	1,103,045	199,851	68,704	—	1,371,601	1,719,020
	Others	693,908	245,819	386,341	159,463	(24,576)	(19,738)	501,491	949,579

(a)The dollar amounts reported in the Summary Compensation Table for the applicable year.

(b)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(c)The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following:

(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)

the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that vest in applicable year, the change in the fair value as of the vesting date from the beginning of the applicable year.
(iv)	for awards that failed to meet vesting conditions in the applicable year, the fair value from the end of prior fiscal year.

The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant, except for PSU awards whose year-end and vesting date values are adjusted by the probability of achievement as of each such date.

(d)	“Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

(3)

The dollar amounts reported in column (f) are the average amounts of total compensation reported for the other Named Executive Officers for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table on page 32. For each of 2020, 2021 and 2022, the other NEOs were:

2022	2021	2020
Heather Plutino	Pamela J. Edwards	Pamela J. Edwards
Pamela J. Edwards	Lisa A. Powell	Stuart C. Clifford
Lisa A. Powell	Ivy D. Council	Jason Moschner
Ivy D. Council	James A. Dunn	Lisa A. Powell
Charles J. Hynes		Ivy D. Council
Jason Moschner		Christina K. Short

(4)	TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the Dow Jones US Specialty Retailers Index.
(5)	Our Company Selected Measure is Adjusted EBIT, consistent with our Short- and Long-Term Incentive Programs. For more details, refer to our Compensation Discussion and Analysis, beginning on page 24.

Relationship Between “Compensation Actually Paid” and Performance Measures

We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our Compensation Discussion and Analysis, beginning on page 24. A large portion of NEO compensation is reliant on stock price and as such “compensation actually paid” each year was aligned with TSR performance. The charts below show the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR and the Peer Group TSR; (ii) the Company’s net income; and (iii) the Company Selected Measure, Adjusted EBIT.

Compensation Actually Paid vs. Net Income
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
Compensation Actually Paid ($M)
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
Net Income ($M)
PEO CAP ($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Net Income
$3.44
$1.72
$0.95
$24.0
$2.88
$62.2
$1.20
$58.9
$0.12
($0.33)
2020
2021
2022

Compensation Actually Paid vs. Adjusted EBIT
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
Compensation Actually Paid ($M)
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
Adjusted EBIT ($M)
PEO CAP ($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Adjusted EBIT
$3.44
$1.72
$40.9
$0.95
$91.4
$2.88
$1.20
$0.12
($0.33)
$11.4
2020
2021
2022

2022 Performance Measures

As required by SEC rules, the performance measure identified as the most important for NEOs’ 2022 compensation decisions are listed in the table to the right. Adjusted EBIT is the only metric used in determining compensation.

Most Important Performance Measure
Adjusted EBIT

Executive Compensation – Equity Compensation Plan Information

The following table represents those securities authorized for issuance as of January 28, 2023 under our existing equity compensation plans.

Number of securities
remaining available for
	Number of securities to		Weighted average		future issuance under
	be issued upon exercise		exercise price of		equity compensation
	of outstanding options,		outstanding options,		plans (excluding
	warrants and rights		warrants and rights		securities reflected in
Plan category	(a)		(b)		column (a))(c)
Equity compensation plans approved by security holders	145,180	(1)	—	(2)	606,946	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	145,180		—		606,946

(1)	Includes shares issuable pursuant to performance-based restricted stock units (based on maximum payout levels) granted under the Citi Trends, Inc. 2012 Incentive Plan and the Citi Trends, Inc. 2021 Incentive Plan. Does not include unvested restricted stock totaling 195,509 shares.
(2)	No options were outstanding as of January 28, 2023.
(3)	Reflects shares available for awards of options, restricted stock, restricted stock units and other performance awards under the Citi Trends, Inc. 2021 Incentive Plan.

Director Compensation

Annual Retainer. During fiscal 2022, all non-employee directors except Mr. Sachse received an annual retainer fee of $84,000 (payable quarterly and prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Lead Independent Director, $25,000; Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; Chair of the Nominating and Corporate Governance Committee, $8,000; and Chair of the Corporate Social Responsibility Committee, $8,000. Mr. Sachse received an annual retainer of $150,000.

Executive Chairman Bonus Opportunity. Mr. Sachse was also awarded a target bonus opportunity with a value equal to $150,000, with one-third payable in cash and two-thirds payable in time-based restricted stock, which could be earned between 0% and 200% of the target amount based on the level of achievement of Adjusted EBIT for fiscal 2022. The Company earned 17% of its Target Adjusted EBIT and, as a result, Mr. Sachse did not earn compensation related to his target bonus opportunity.

Meeting Fees. Prior to June 2021, each of our non-employee directors received $2,500 for each board meeting attended and $750 for each telephonic meeting attended. Effective June 2021, meeting fees were eliminated in favor of an increased award of restricted stock.

Equity Awards. During fiscal 2022, each non-employee director except Mr. Sachse received a restricted stock award with a grant date value equal to approximately $76,750, subject to vesting on the one year anniversary of the grant date. Mr. Sachse received a restricted stock award with a grant date value equal to approximately $150,000, subject to vesting in three equal annual installments beginning March 20, 2023.

We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Director Compensation Table for Fiscal 2022

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services as a member of the board of directors during fiscal 2022, except for Mr. Makuen, our current Chief Executive Officer, who was not compensated for his services as a director.

	Fees Earned	Stock
	in Cash	Awards	Total
Name	($)	($) (1)	($)
Peter Sachse	150,000	150,028	300,028
Brian P. Carney	96,000	76,754	172,754
Jonathan Duskin	109,000	76,754	185,754
Kenneth D. Seipel	92,000	76,754	168,754
Laurens M. Goff	92,000	76,754	168,754
Margaret L. Jenkins	92,000	76,754	168,754
Christina Francis	84,000	76,754	160,754
Cara Sabin	84,000	76,754	160,754
(1)	Reflects the grant-date fair value of 4,253 shares of restricted stock granted to Mr. Sachse, 3,023 shares of restricted stock granted to Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis computed in accordance with FASB ASC Topic 718 based on the closing price of the Company's common stock on the date of grant of March 11, 2022 for Mr. Sachse and June 10, 2022 for Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis. All shares granted to Messrs. Carney, Goff, Seipel and Duskin and Mses. Jenkins, Sabin and Francis vest on the first anniversary of the grant date. The shares granted to Mr. Sachse vest in three equal installments beginning March 21, 2023.

The following table summarizes the aggregate number of shares of restricted stock held by each of the non-employee directors as of January 28, 2023. Each of the grants were made pursuant to a restricted stock award agreement, the form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2021. There were no awards of stock options to directors in fiscal 2022, and as of January 28, 2023, no director held any stock options.

Number of Shares
of Stock That
Name	Have Not Vested
Peter Sachse	14,185
Brian P. Carney	3,023
Jonathan Duskin	3,023
Kenneth D. Seipel	3,023
Laurens M. Goff	3,023
Margaret L. Jenkins	3,023
Christina Francis	3,023
Cara Sabin	3,023

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 24, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2022 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that say-on-pay votes occur every year. Consistent with this preference, the Board determined to continue its policy of having say-on-pay votes every year. A vote to recommend the frequency of say-on-pay votes is required every six years, and accordingly, a vote to recommend the frequency of such votes is included as Proposal 3 in the 2023 Annual Meeting.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer future advisory say-on-pay votes on our named executive officer compensation to occur once every one, two, or three years.

At the 2011 and 2017 annual meetings of stockholders, our stockholders voted in favor of holding an advisory say-on-pay vote on named executive compensation every year.  Taking the results of these votes into consideration, our board of directors determined that an advisory say-on-pay vote should be held annually, and we have held an advisory say-on-pay vote at each annual meeting since 2011.  In accordance with Section 14A of the Exchange Act, we are again asking our stockholders to indicate how frequently we should seek the advisory say-on-pay vote on named executive officer compensation.

After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate frequency for our Company, as it gives our stockholders a timely opportunity to provide their advice on the Company’s executive compensation. Accordingly, our board of directors recommends that you vote to continue a one-year interval for the advisory say-on-pay vote on executive compensation.

The option of every 1 year, every 2 years or every 3 years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Our board of directors will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on our board of directors in any way, our board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

The board of directors recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers every “1 Year.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct and Ethics, which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, include, among other things: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

Except as set forth below, the Company had no related party transactions to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

In April, 2023, the Company has agreed in principle to make a capital commitment of $5.0 million to Macellum Private Capital Fund, LP (“Macellum Fund”) in exchange for limited partner interests in Macellum Fund. The Company is in the process of negotiating definitive documentation with respect to this investment. Macellum Fund’s purpose is to invest in Black- and minority-owned or minority-led businesses, primarily in the consumer and retail industries. Jonathan Duskin, a member of our board of directors since 2017, principally owns and controls Macellum Private Capital GP, LLC (“Macellum GP”), the general partner of Macellum Fund, and Macellum Private Capital, LLC (“Macellum Advisor”), an affiliate of Macellum GP that provides certain advisory services to Macellum Fund. Macellum Fund pays or will pay management fees to Macellum Advisor. For up to six years, the management fee with respect to each limited partner will be equal to 2.0% per annum of such limited partner’s capital commitment. Thereafter, the management fee with respect to each limited partner will be equal to 2.0% per annum of such limited partner’s actively invested capital. The portion of such management fees attributable to the Company’s capital commitment is $100,000. Pursuant to the terms of Macellum Fund’s limited partnership agreement, Macellum Advisor is entitled to a carried interest in Macellum Fund and Macellum GP is entitled to investment proceeds from Macellum Fund. Margaret Jenkins and Kenneth Seipel, members of our board of directors, will serve on the advisory board of Macellum Fund and will not receive any compensation (other than reimbursement for reasonable out-of-pocket expenses for attending meetings) in connection with their positions on the advisory board.

On March 22, 2021, the Company repurchased 250,000 shares of the Company’s common stock from Macellum SPV III, LP, an entity affiliated with Jonathan Duskin, a member of our board of directors, for an aggregate purchase price of $21,850,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 13, 2023, for the following persons:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our directors and named executive officers; and
●	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 8,313,347 shares of common stock outstanding as of April 13, 2023. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 13, 2023, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Directors and Named Executive Officers

	Number of Shares of	Percentage of
	Common	Class
Name of Beneficial Owner	Stock Beneficially Owned
David N. Makuen	20,935	*
Heather Plutino	6,387	*
Pamela J. Edwards (1)	12,832	*
Lisa A. Powell	12,002	*
Ivy D. Council	71,968	*
Charles J. Hynes (2)	7,863	*
Jason Moschner	2,767	*
Brian P. Carney	42,056	*
Laurens M. Goff	27,140	*
Jonathan Duskin (3)	68,713	*
Margaret L. Jenkins	7,817	*
Peter R. Sachse (4)	71,638	*
Kenneth D. Seipel	12,848	*
Christina Francis	3,806	*
Cara Sabin	3,606	*
Directors and executive officers as a group (13 persons)	350,416	4.2%

* Denotes less than 1%

(1)	Ms. Edwards retired effective as of April 1, 2022.
(2)	Mr. Hynes left the Company effective as of February 10, 2023.
(3)	Includes 57,396 shares of common stock that are owned directly by Macellum SPV III, LP ("Macellum SPV"). Macellum Management, LP ("Macellum Management") serves as the investment manager of Macellum SPV. Macellum Advisors GP, LLC ("Macellum GP") serves as the general partner of Macellum Management and Macellum SPV. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the securities of the Company owned directly by Macellum SPV. Mr. Duskin disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(4)	Includes 24,493 shares of common stock that are owned directly by Mr. Sachse’s trust.

Beneficial Ownership of Largest Shareholders

	Number of Shares of Common	Percentage of
Name and Address of >5% Beneficial Owner	Stock Beneficially Owned	Class
AllianceBernstein L.P. (1) 1345 Avenue of the Americas, New York, NY 10105	994,546	12.0%
Paradigm Capital Management, Inc. (2) 9 Elk Street, Albany, NY 12207	729,800	8.8%
BlackRock, Inc. (3) 55 East 52nd Street, New York, NY 10055	571,054	6.9%
Prudential Financial, Inc. (4) 751 Broad Street, Newark, NJ 07102	563,139	6.8%
Dimensional Fund Advisors LP (5) Building One, 6300 Bee Cave Road, Austin, TX 78746	498,281	6.0%
The Vanguard Group (6) 100 Vanguard Boulevard, Malvern, PA 19355	428,124	5.1%
(1)	This information is based on a Schedule 13G/A dated as of December 31, 2022 and filed on February 14, 2023. AllianceBernstein L.P. has sole voting power with respect to 886,556 of the shares and sole dispositive power with respect to all of the listed shares.
(2)	This information is based on a Schedule 13G dated as of December 30, 2022 and filed on February 13, 2023. Paradigm Capital Management, Inc. has sole voting power and sole dispositive power with respect to all of the listed shares.
(3)	This information is based on a Schedule 13G/A dated as of December 31, 2022 and filed on February 1, 2023. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 561,754 of the listed shares and sole dispositive power with respect to all of the listed shares.
(4)	This information is based on a Schedule 13G/A dated as of December 31, 2022 and filed on February 14, 2023. The shares listed in the table are beneficially owned by the following subsidiaries of Prudential Financial, Inc.: Jennison Associates LLC and PGIM Quantitative Solutions LLC. Prudential Financial, Inc. has sole voting and dispositive power with respect to 14,618 of the listed shares and shared voting and dispositive power with respect to 548,521 of the listed shares. Jennison Associates LLC ("Jennison"), a subsidiary of Prudential, 466 Lexington Avenue, New York, NY 10017, reported to the SEC on a Schedule 13G/A dated as of December 31, 2022 and filed on February 27, 2023, that they have sole voting and shared dispositive power over 562,459 of the listed shares. The shares reported for Prudential are inclusive of those held by Jennison. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the common stock held by its Managed Portfolios.
(5)	This information is based on a Schedule 13G/A dated as of December 30, 2022 and filed on February 10, 2023. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. Dimensional has sole voting power with respect to 490,445 of the listed shares and sole dispositive power with respect to all of the listed shares.
(6)	This information is based on a Schedule 13G/A dated as of December 30, 2022 and filed on February 9, 2023. The Vanguard Group has shared voting power with respect to 4,513 shares, sole dispositive power with respect to 420,179 shares and shared dispositive power with respect to 7,945 of the listed shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that during fiscal 2022, all of our directors, executive officers and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act), except that Jonathan Duskin filed one late Form 4 on June 15, 2022, reporting a single transaction; Jason Moschner filed one late Form 4 on February 2, 2023, reporting a single transaction; and Peter Sachse filed one late Form 4 on March 31, 2022, reporting a single transaction.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 and further directed that the appointment of Deloitte & Touche LLP be submitted for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP as served as our independent registered public accounting firm since June 9, 2021. We understand that a representative from Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint Deloitte & Touche LLP as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of Deloitte & Touche LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of Deloitte & Touche LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Change in Independent Auditor

As reported in the Company’s Current Report on Form 8-K filed on June 9, 2021 (the “Auditor 8-K”), on June 3, 2021, the Company notified KPMG LLP that it was dismissed as the Company’s independent registered public accounting firm, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2021, or June 9, 2021. The decision to dismiss KPMG LLP as the Company’s independent registered public accounting firm was at the direction of and approved by the Audit Committee.

During the Company’s fiscal years ended January 30, 2021 and February 1, 2020 and the subsequent interim period through June 3, 2021, there were (i) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports; and (ii) no reportable events.

KPMG LLP’s report on the Company’s consolidated financial statements as of and for the fiscal years ended January 30, 2021 and February 1, 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

●	KPMG LLP’s report on the consolidated financial statements of Citi Trends, Inc. and subsidiary as of and for the years ended January 30, 2021 and February 1, 2020, contained a separate paragraph stating that "As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of February 3, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), as amended.”
●	The Company provided KPMG LLP with a copy of the Auditor 8-K prior to its filing with the SEC and requested that KPMG LLP furnish the Company with a letter addressed to the SEC stating whether or not KPMG LLP agrees with the statements contained in the Auditor 8-K. A copy of KPMG LLP’s letter, dated June 9, 2021, is filed as Exhibit 16.1 to the Auditor 8-K.
●	On June 3, 2021, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s new independent registered public accounting firm for the fiscal year ending January 29, 2022, effective immediately following the filing of the Company’s Form 10-Q for the fiscal quarter ended May 1, 2021, or June 9, 2021. During the Company’s two most recent fiscal years ended January 30, 2021 and February 1, 2020, and the subsequent interim period through June 3, 2021, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP on any of the matters or events set forth in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to Deloitte & Touche LLP relating to the audit of our fiscal 2022 and 2021 financial statements and the fees billed to us in fiscal 2022 and 2021 by Deloitte & Touche LLP for other professional services:

Type of Fees	2022	2021
Audit Fees (1)	$1,015,000	$742,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,015,000	$742,000
(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2022 and 2021.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Recommendation of the Board of Directors

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 3, 2024.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a-8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2024 annual meeting of stockholders must be received by us no later than December 27, 2023. In addition, if you desire to bring business (including director nominations) before our 2024 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 10, 2024 and no later than March 11, 2024. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2024 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. In addition to satisfying the foregoing requirements under SEC Rule 14a-8(e), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the universal proxy rules by providing notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than April 10, 2024.

Notices of intention to present proposals at the 2024 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding” and which will be implemented for the delivery of the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2022 Annual Report, provides convenience for shareholders and cost savings for companies. Householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Citi Trends, Inc., c/o Corporate Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408, by calling (912) 236-1561 or by contacting our Investor Relations department at CitiTrendsIR@icrinc.com.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000611138_1 R1.0.0.6 CITI TRENDS, INC. ATTN: JASON MOSCHNER 104 COLEMAN BLVD SAVANNAH, GA 31408 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all nominees for Director: 1. Election of Directors Nominees For Against Abstain 1A Brian P. Carney 1B Jonathan Duskin 1C Christina Francis 1D Laurens M. Goff 1E Margaret L. Jenkins 1F David N. Makuen 1G Cara Sabin 1H Peter R. Sachse 1I Kenneth D. Seipel The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. An advisory vote, on a non-binding basis, of the frequency of future advisory votes on our named executive officer compensation. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000611138_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report/Form 10-K are available at www.proxyvote.com CITI TRENDS, INC. Annual Meeting of Stockholders June 9, 2023 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David N. Makuen and Peter R. Sachse, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITI TRENDS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT, on June 9, 2023, at www.virtualshareholdermeeting.com/CTRN2023 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side